As filed with the Securities and Exchange Commission on April 27, 1998
                                                 Registration No. 333-__________
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------


                           WHITNEY HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)


          Louisiana                                              72-6017893
        (State or other                                      (I.R.S. Employer
  jurisdiction of incorporation                           Identification Number)
        or organization)

                             228 St. Charles Avenue
                          New Orleans, Louisiana 70130
                                 (504) 586-7272
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                      ------------------------------------

                           WHITNEY HOLDING CORPORATION
                         ASSUMPTION OF STOCK OPTIONS OF
                         MERITRUST FEDERAL SAVINGS BANK
                            (Full title of the Plan)

                      ------------------------------------


               EDWARD B. GRIMBALL                            Copy to:
            Executive-Vice President                  JOSEPH S. SCHWERTZ, ESQ.
           and Chief Financial Officer                  Whitney National Bank
            Whitney Holding Corporation                228 St. Charles Avenue
              228 St. Charles Avenue                New Orleans, Louisiana 70130
            New Orleans, Louisiana                         (504) 586-3596
                 (504) 586-7272
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE
                                                                             Proposed                Proposed
                                                                              maximum                 maximum
                Title of each                          Amount                offering                aggregate
             class of securities                        to be                price per               offering            Amount of
              to be registered                       registered               unit(1)                price(1)       registration fee
Common Stock.................................      93,283 shares      $      58.4375          $     5,451,225       $      1,608.11
=============================================  ======================  =====================  ===================== ================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices per share of the Common Stock on April 23, 1998.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

         The following documents filed by the Company with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934 ("Exchange Act") are incorporated in this Registration Statement by reference:

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

         (2) The description of the Company's Common Stock set forth in its Current Report on Form 8-K dated January 19, 1996.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing by the Company of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.           Description of Securities.

         This item is not applicable because the Common Stock is registered under Section 12 of the Exchange Act.


Item 5.           Interest of Named Experts and Counsel.

         No expert named in the Registration Statement as having prepared or certified any part thereof or counsel for the Company named as having given an opinion on the validity of the securities registered or other legal matters in connection with the registration or offering of such securities was employed for such purpose on a contingent basis, or had or is to receive in connection with the offering a substantial or direct or indirect interest in the Company or any of its subsidiaries, or was connected to the Company or its subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee.

Item 6.           Indemnification of Directors and Officers.

         The corporation laws of Louisiana and the Company's Articles of Incorporation and Bylaws provide for indemnification of directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, and limitation of liability of a director to the Company or its shareholders for monetary damages unless the director failed to meet specified standards of conduct.

         The Company has insurance covering expenditures which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses. Directors and officers of the Company also have insurance which insures them against certain other liabilities and expenses.


Item 7.           Exemption from Registration Claimed.

         This item is not applicable because no restricted securities are to be reoffered or resold pursuant to this Registration Statement.


Item 8.           Exhibits.

        5.1 Opinion of Phelps Dunbar as to the legality of the securities being registered

       23.1       Consent of Arthur Andersen, L.L.P.

       23.2       Consent of Phelps Dunbar, L.L.P. (included in Exhibit 5.1)

       24.1 Power of Attorney (included on signature page of this Registration Statement)


Item 9.           Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers of shares are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

         (5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this 27th day of April, 1998.


                                           WHITNEY HOLDING CORPORATION


                                           By:   /s/ William L. Marks
                                              ----------------------------------
                                                     William L. Marks
                                                    Chairman of the Board

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Edward B Grimball, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                      Title                                 Date

      /s/ William L. Marks
    ------------------------------                Chairman of the Board                    April 22, 1998
          William L. Marks                        and Chief Executive Officer


      /s/ R. King Milling
     -----------------------------                Director and President                    April 22, 1998
          R. King Milling



     /s/ Edward B. Grimball
     -----------------------------             Executive Vice President and                 April 22, 1998
         Edward B. Grimball                        Chief Financial Officer
                                                 (Principal Financial Officer
                                               and Principal Accounting Officer)

     /S/ Guy C. Billups, Jr.
     -----------------------------                         Director                           April 22, 1998
         Guy C. Billups, Jr.

     /s/ Harry J. Blumenthal, Jr.
     -----------------------------                         Director                           April 22, 1998
         Harry J. Blumenthal, Jr.

     /s/ Joel B. Bullard, Jr.
     -----------------------------                         Director                           April 22, 1998
         Joel B. Bullard, Jr.

      /s/   James M. Cain
     -----------------------------                         Director                           April 22, 1998
            James M. Cain

     /s/ Angus R. Cooper, II
     -----------------------------                         Director                           April 22, 1998
         Angus R. Cooper, II

     /s/ Robert H. Crosby, Jr.
     -----------------------------                         Director                           April 22, 1998
         Robert H. Crosby, Jr.

     /s/ Richard B. Crowell
     -----------------------------                         Director                           April 22, 1998
         Richard B. Crowell

     /s/ Camille A. Cutrone
     -----------------------------                         Director                           April 22, 1998
         Camille A. Cutrone

     /s/  William A. Hines
     -----------------------------                         Director                           April 22, 1998
          William A. Hines

     /s/ Robert E. Howson
     -----------------------------                         Director                           April 22, 1998
         Robert E. Howson


     /s/  John J. Kelly
     -----------------------------                         Director                           April 22, 1998
          John J. Kelly

     /s/ E. James Kock, Jr.
     -----------------------------                         Director                           April 22, 1998
         E. James Kock, Jr.

     /s/  Alfred S. Lippman
     -----------------------------                         Director                           April 22, 1998
          Alfred S. Lippman

     /s/  John G. Phillips
     -----------------------------                         Director                           April 22, 1998
          John G. Phillips

     /s/ John K. Roberts, Jr.
     -----------------------------                         Director                           April 22, 1998
         John K. Roberts, Jr.

     /s/  Carroll W. Suggs
     -----------------------------                         Director                           April 22, 1998
          Carroll W. Suggs

     /s/  Warren K. Watters
     -----------------------------                         Director                           April 22, 1998
          Warren K. Watters

                           WHITNEY HOLDING CORPORATION
                         ASSUMPTION OF STOCK OPTIONS OF
                         MERITRUST FEDERAL SAVINGS BANK


         Effective upon the closing of the merger of Meritrust Federal Savings Bank ("Meritrust") into Whitney National Bank, Whitney Holding Corporation ("Whitney") assumed all outstanding stock options granted under the 1993 Key Employee Stock Compensation Program and the 1993 Directors' Stock Option Plan (hereinafter referred to as the "Assumed Options"). The Board of Directors of Whitney has established a plan to administer the Assumed Options (the "Plan").


Purpose of the Plan

         Under the Agreement and Plan of Merger between Meritrust, Whitney, and Whitney National Bank dated November 20, 1997 (the "Plan of Merger"), Whitney was required to assume all outstanding Meritrust stock options under substantially the same terms and conditions as such options were granted. The Plan was established for the sole purpose of complying with this obligation. No additional options will be granted under the Plan.


Administration of the Plan

         The Plan is administered by the Compensation Committee of Whitney's Board of Directors (the "Committee"), the members of which are designated from time to time by the Board. Members of the Committee will serve without compensation. None of the members of the Committee hold Assumed Options. The board may, from time to time, remove members of the Committee with or without cause, and may fill any vacancy on the Committee. The Committee is empowered to interpret the provisions of the Plan and to adopt rules and regulations for the administration of the Plan. The determinations of the Committee are final and binding upon all parties who have an interest in the Plan.


Shares Subject to the Plan

         Prior to the merger, the outstanding Meritrust stock options represented rights to acquire 69,000 shares of $1.00 par value common stock issued by Meritrust. The Assumed Options have been converted into the right to acquire the number of shares of no par value common stock issued by Whitney ("Whitney Common Stock") in the amounts and at the option prices set forth in the table below:

                                                                      Whitney                       Price per
    Name of Optionee                                                Common Stock                        share

Jack C. Caldwell                                                        2,704                           $7.40
                                                                          338                           13.50
                                                                          277                           19.42
J. Parker Conrad                                                        2,704                            7.40
                                                                          338                           13.50
                                                                          275                           19.42
H. V. Fondren, Jr.                                                      2,704                            7.40
                                                                          338                           13.50
                                                                          277                           19.42
Rogers A. George                                                        2,704                            7.40
                                                                          338                           13.50
                                                                          277                           19.42
Victor Guarisco II                                                        338                           13.50
                                                                          275                           19.42
Bobby J. Hebert, Sr.                                                    2,704                            7.40
                                                                          338                           13.50
                                                                          277                           19.42
Art E. Magee                                                            2,704                            7.40
                                                                          338                           13.50
                                                                          275                           19.42
Curtis Mire                                                             2,704                            7.40
                                                                          338                           13.50
                                                                          277                           19.42
Edward J. Patterson, Jr.                                                2,704                            7.40
                                                                          338                           13.50
                                                                          277                           19.42
Marco J. Picciola II                                                    2,704                            7.40
                                                                          338                           13.50
                                                                          275                           19.42
Fallon J. Weldon                                                        2,704                            7.40
                                                                          338                           13.50
                                                                          275                           19.42
William J. Barbera                                                      5,408                           23.30
JoAnne R. Bergeron                                                      5,408                            7.40


                                                                      Whitney                  Price per
                  Name of Optionee                               Common Stock                    share

Stephen R. Berthelot                                                   13,520                            7.40
Lee J. Guarisco                                                        13,520                            7.40
                                                                       13,520                           23.30
Michael D. Templet                                                      8,112                            7.40
Total Shares                                                           93,283

All Assumed Options are fully vested and fully exercisable. Assumed Options held by the former non-employee directors of Meritrust expire on April 24, 1999. Assumed Options held by the former executive officers of Meritrust, other than non-statutory options, that are not exercised will lapse on the earlier of the 10th anniversary from the date of grant or three months after termination of employment. Non-statutory options held by former executive officers will lapse on the earlier of 10 years and one month from the date of initial grant or 12 months after termination of employment.


Registration of Shares

         On April 27, 1998, Whitney filed a registration statement with the Securities and Exchange Commission covering the shares of Whitney Common Stock to be issued upon exercise of the Assumed Options.


Terms of the Assumed Options

         Non-statutory Assumed Options

         The Assumed Options include non-statutory stock options to acquire 33,795 shares of Whitney Common Stock which are held by the former non-employee directors of Meritrust. All such non-statutory Assumed Options were fully exercisable prior to execution of the Plan of Merger, and each option must be exercised no later than April 24, 1999, or it will expire.

         The Assumed Options also include non-statutory stock options to acquire 10,140 shares of Whitney Common Stock issued to a former executive officer of Meritrust. Such options became fully exercisable upon the execution of the Plan of Merger and will expire upon the earlier of 12 months after termination of employment or 10 years and one month from the initial date of grant.

         Incentive stock options

         The Assumed Options also include incentive stock options ("ISOs") to acquire 49,348 shares of Whitney Common Stock that are held by former executive officers of Meritrust. As incentive stock options, these options must comply with Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Among other provisions of Code Section 422, there is a $100,000 limitation on the value of ISOs that can become exercisable in a single year. This provision, which was triggered by the execution of the Plan of Merger, will only affect the options of Mr. Barbera, and only to the extent of 1,116 options to acquire
Whitney Common Stock. Options affected by the $100,000 limitation become non-statutory options.

         Terms applicable to both ISOs and non-statutory options

         The purchase price of the Whitney Common Stock covered by an Assumed Option may be paid in cash or in shares of Whitney Common Stock (including shares acquired pursuant to the exercise of Assumed Options), by withholding some of the shares of Whitney Common Stock which are purchased upon the exercise of Assumed Options or by any combination of the foregoing, at the election of the optionee. To the extent that Whitney is required to withhold income taxes under applicable law, the optionee is required to deliver to Whitney cash in the amount of such withholding obligation.

The Employee Retirement Income Security Act of 1974 and Internal Revenue Code

         The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not qualified under Section 401(a) of the Code.


Restrictions on Resales

         Shares of Whitney Common Stock acquired under the Plan may not be resold until Whitney publishes the results of at least 30 days of post-merger operations. It is anticipated that such results will be published on or before July 16, 1998. Optionees will be notified that such publication has occurred.

         After the publication of post-merger operations, shares of Whitney Common Stock acquired under the Plan may be resold freely, except that any optionee deemed to be an "affiliate" of Whitney within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, may not sell shares acquired upon exercise of options granted under the Plan unless such shares have been registered by Whitney under the Securities Act for resale by such optionee or an exemption from registration under the Securities Act is available. Rule 144, which contains limitations on the amount of shares that may be sold as well as limitations on the manner of sale, is such an exemption. An employee who is not an officer or director or 10% or more stockholder of Whitney generally is not deemed an "affiliate" of Whitney for this purpose.


Federal Income Tax Consequences

         The following discussion is intended only as a summary of the Federal income tax consequences of the Plan to optionees and Whitney. Each optionee should consult his own tax advisor with respect to his exercise of Assumed Options.

         Nonstatutory Options. Generally, on the exercise of a nonstatutory option, an optionee has taxable income equal to the difference between the option price of the shares and the fair market value of the shares on the exercise date, and Whitney is entitled to a corresponding deduction. Optionees who are also employees of Whitney are subject to withholding with respect to such income.

         Incentive Stock Options. An employee does not realize taxable income upon the exercise of an ISO, provided the employee meets certain holding period requirements. The entire gain, if any, realized by the employee upon a subsequent disposition of Whitney Common Stock acquired on the exercise of an ISO will be taxable to the employee as a long-term capital gain. In such instance, Whitney is not entitled to any deduction. The excess of the fair market value of the ISO shares on the exercise date over the option price is a tax preference item for purposes of the alternative minimum tax. If an employee does not satisfy the holding period requirement, the employee realizes ordinary income equal to the difference between the option price and either the fair market value of such shares on the exercise date or the lesser amount realized on a sale or exchange of such shares, and Whitney is entitled to a corresponding deduction.

         THE FOREGOING SUMMARY IS GENERAL IN NATURE AND IS NOT INTENDED TO COVER ALL TAX CONSEQUENCES THAT MAY APPLY TO A PARTICULAR OPTIONEE. THE PROVISIONS OF THE CODE AND THE REGULATIONS THEREUNDER RELATING TO THESE MATTERS ARE COMPLICATED, AND THEIR IMPACT ON ANY TAXPAYER MAY DEPEND UPON HIS PARTICULAR CIRCUMSTANCES. ACCORDINGLY, OPTIONEES ARE URGED TO CONSULT THEIR OWN TAX ADVISERS FOR ADVICE RELATING TO THE ACQUISITION OF STOCK PURSUANT TO THE EXERCISE OF OPTIONS AND THE DISPOSITION OF SHARES OF WHITNEY COMMON STOCK SO ACQUIRED.